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                                                                                                                        EXHIBIT 12

                       UNITED TECHNOLOGIES CORPORATION AND SUBSIDIARIES
                      Computation of Ratio of Earnings to Fixed Charges
                                    (Millions of Dollars)


                                                                                        Years Ended December 31,

                                                                      1995          1994          1993          1992          1991
Fixed Charges:
   Interest on indebtedness                                       $     244     $     275     $     251     $     282     $     339
   Interest capitalized                                                  16            19            29            52            70
   One-third of rents*                                                   88           101           115           135           130

   Total Fixed Charges                                            $     348     $     395     $     395     $     469     $     539

Earnings:
   Income (loss) before income taxes
   and minority interests                                         $   1,344     $   1,076     $     909     $     200     $    (891)

   Fixed charges per above                                              348           395           395           469           539
   Less: interest capitalized                                           (16)          (19)          (29)          (52)          (70)
                                                                        332           376           366           417           469

   Amortization of interest capitalized                                  41            43            42            43            40

   Total Earnings                                                 $   1,717     $   1,495     $   1,317     $     660     $    (382)

Ratio of Earnings to Fixed Charges                                     4.93          3.78          3.33          1.41            **



*   Reasonable approximation of the interest factor.

**  Not relevant.

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